SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14 (c) OF THE
SECURITIES EXCHANGE ACT OF 1934

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INTERNATIONAL SPEEDWAY CORPORATION
(Name of Registrant as Specified in Its Charter)
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INTERNATIONAL SPEEDWAY CORPORATION
One Daytona Boulevard
Daytona Beach, Florida 32114

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of International Speedway Corporation:
The Annual Meeting of the Shareholders of International Speedway Corporation will be held at DAYTONA 500 EXPERIENCE, 1801 West International Speedway Boulevard, Daytona Beach, FL 32114 on Wednesday, the 14th day of April 2010, commencing at 9:30 A.M., for the following purposes:
(a)	To elect four (4) Directors of the Corporation.

(b)	To transact such other business as may properly come before the meeting.
ALL Shareholders of record as of February 26, 2010, will be entitled to vote, either in person or by proxy. Due to logistical considerations, please be present by 9:15 A.M. Shareholder registration tables will open at 9:00 A.M.
By Order of the Board of Directors

W. Garrett Crotty
Senior Vice President, Secretary and
General Counsel
March 1, 2010
This Notice of 2010 Annual Meeting and the attached Information Statement dated March 1, 2010 should be read in combination with ISC’s annual report on Form 10-K for the fiscal year ended November 30, 2009 and the Annual Report. Collectively these documents contain all of the information and disclosures required in connection with the 2010 Annual Meeting of Shareholders. Copies of all of these materials can found in the Financials/SEC Filings section of the Investor Relations page on our website at www.internationalspeedwaycorporation.com.

INTERNATIONAL SPEEDWAY CORPORATION
One Daytona Boulevard
Daytona Beach, Florida 32114

INFORMATION STATEMENT
Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
and Regulation 14C and Schedule 14C thereunder

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY
This Information Statement has been filed with the Securities and Exchange Commission (the “SEC”) and is first being mailed on or about March 19, 2010 to holders of record on February 26, 2010 (the “Record Date”) of shares of all classes of the common stock of International Speedway Corporation, a Florida corporation. This Information Statement relates to an Annual Meeting of Shareholders and the only matter to be acted upon at the meeting is the election of directors.
You are being provided with this Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C and Schedule 14C thereunder.

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DATE, TIME AND PLACE INFORMATION
Our Annual Meeting of Shareholders will be held on Wednesday, April 14, 2010 commencing at 9:30 A.M. at DAYTONA 500 EXPERIENCE, 1801 West International Speedway Boulevard, Daytona Beach, Florida, 32114. Shareholder registration tables will open at 9:00 A.M. The mailing address of our principal executive offices is One Daytona Boulevard, Daytona Beach, Florida 32114.
VOTING SECURITIES AND PRINCIPAL HOLDERS
This Information Statement is being mailed commencing on or about March 19, 2010 to all of our shareholders of record as of the Record Date. The Record Date for the Annual Meeting is February 26, 2010. As of the Record Date, we had 27,813,123 shares of class A common stock and 20,546,917 shares of class B common stock issued and outstanding. Each share of the class A common stock is entitled to one-fifth of one vote on matters submitted to shareholder approval or a vote of shareholders. Each share of the class B common stock is entitled to one vote on matters submitted to shareholder approval or a vote of shareholders.

					Percentage of
					Combined
	Number of Shares of Common		Percentage of Common		Voting Power of
	Stock Beneficially Owned (2)		Stock Beneficially Owned		Common Stock
Name of Beneficial Owner (1)	Class A (3)	Class B (4)	Class A (5)	Class B (6)	(7)

France Family Group (8)	18,234,134	18,143,532	39.67%	88.30%	69.56%
James C. France (9)	11,759,743	11,704,086	29.76%	56.96%	44.87%
Betty Jane France (10)	5,422,756	5,405,647	16.32%	26.31%	20.72%
Royce & Associates LLC (11)	2,101,638	0	7.56%	0.00%	1.61%
NJF Investment Group LLC (12)	2,025,800	0	7.28%	0.00%	1.55%
American Century Investment Mgmt Inc (13)	1,772,073	0	6.37%	0.00%	1.36%
Artisan Partners, LP (14)	1,734,800	0	6.24%	0.00%	1.33%
Vaughn Nelson Investment Management LP (15)	1,477,561	0	5.31%	0.00%	1.13%
Blackrock Global Investors (16)	1,476,699	0	5.31%	0.00%	1.13%
Lesa D. Kennedy (17)	993,161	979,422	3.45%	4.77%	3.76%
Brian Z. France (18)	342,587	338,490	1.22%	1.65%	1.30%
Thomas W. Staed (19)	32,884	0	0.12%	0.00%	0.03%
Raymond K. Mason	32,613	16,665	0.12%	0.08%	0.08%
John R. Saunders	31,700	11,286	0.11%	0.05%	0.06%
J. Hyatt Brown (20)	20,539	9,000	0.07%	0.04%	0.04%
Lloyd E. Reuss	19,675	0	0.07%	0.00%	0.02%
Christy F. Harris (21)	18,668	150	0.07%	0.00%	0.01%
Edward H. Rensi	13,158	1,500	0.05%	0.01%	0.01%
Larry Aiello, Jr.	8,384	0	0.03%	0.00%	0.01%
Daniel W. Houser	6,946	0	0.02%	0.00%	0.01%
William P. Graves	6,502	0	0.02%	0.00%	0.00%
Morteza Hosseini-Kargar	5,900	0	0.02%	0.00%	0.00%
Roger VanDerSnick	3,781	0	0.01%	0.00%	0.00%
Edsel B. Ford, II	2,387	0	0.01%	0.00%	0.00%
All directors and executive officers as a group (22 persons)(22)	18,477,398	18,183,507	40.09%	88.50%	69.82%
The preceding table sets forth information regarding the beneficial ownership of our class A common stock and our class B common stock as of the Record Date by:
•	All persons known to us who beneficially own 5% or more of either class of our common stock;

•	Each “named executive officer” in the Summary Compensation Table in this Information Statement;

•	Each of our directors and nominees; and

•	All of our directors, nominees and officers as a group.
As described in the following notes to the table, voting and/or investment power with respect to certain shares of common stock is shared by the named individuals. Consequently, such shares may be shown as beneficially owned by more than one person.

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(1)	Unless otherwise indicated the address of each of the beneficial owners identified is c/o the Company, One Daytona Boulevard, Daytona Beach, Florida 32114.

(2)	Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.

(3)	Reflects the aggregate number of shares held by the named beneficial owner assuming (i) the exercise of any options to acquire shares of class A common stock that are held by such beneficial owner that are exercisable within 60 days and (ii) the conversion of all shares of class B common stock held by such beneficial owner into shares of class A common stock.

(4)	Assumes no conversion of shares of class B common stock into shares of class A common stock.

(5)	Assumes (i) the exercise of any options to acquire shares of class A common stock that are held by the named beneficial owner that are exercisable within 60 days, (ii) the conversion of all shares of class B common stock held by such beneficial owner into shares of class A common stock, and (iii) the assumption that no other named beneficial owner has exercised any such options or converted any such shares.

(6)	Reflects current ownership percentage of named beneficial owner’s shares of class B common stock without any conversion of shares of B common stock into shares of class A common stock.

(7)	Assumes no exercise of options or conversion of shares of class B common stock into shares of class A common stock.

(8)	The France Family Group consists of Betty Jane France, James C. France, Lesa France Kennedy, Brian Z. France and members of their families and entities controlled by the natural person members of the group. A complete list of all the members of the France Family Group can be found in its 16th amendment to Schedule 13G which was filed with the SEC in February 2010. Amounts shown reflect the non-duplicative aggregate of 85,505 Class A and 16,451,353 Class B shares indicated in the table as beneficially owned by Betty Jane France, James C. France, Lesa France Kennedy and Brian Z. France, as well as 2,443,571 Class B shares held by the adult children of James C. France. See footnotes (9), (10), (17), and (18).

(9)	Includes (i) 1,500 Class B shares held of record by Sharon M. France, his spouse, (ii) all of the 8,042,465 Class B shares held of record by Western Opportunity Limited Partnership (“Western Opportunity”), (iii) all of the 773,735 Class B shares held of record by Carl Investment Limited Partnership (“Carl”), (iv) all of the 65,573 Class B shares held of record by Quaternary Investment Company, (v) all of the 2,047,923 Class B shares held of record by Carl Two Limited Partnership (“Carl Two”), (vi) all of the 318,419 Class B shares held of record by Carl Three Limited Partnership (“Carl Three”), (vii) all of the 173 Class B shares held of record by Carl Two, LLC, (viii) all of the 80,502 Class B shares held of record by Auto Research Bureau (“ARB”), and (ix) all of the 304,725 Class B shares held of record by SM Holder Limited Partnership. James C. France is the sole shareholder and director of (x) Principal Investment Company, one of the two general partners of Western Opportunity and (y) Quaternary Investment Company, the general partner of Carl. He is also the sole member of Carl Two, LLC, the general partner of Carl Two, and Carl Three, LLC the general partner of Carl Three. Does not include shares held beneficially by the adult children of James C. France or their descendants.

(10)	Includes (i) 3,286,923 Class B shares held of record by Western Opportunity and (ii) 26,662 Class B shares held of record by WCF Family I, Inc.

(11)	This owner’s address is 745 Fifth Avenue, New York, NY 10151-0009.

(12)	This owner’s address is 2100 Ross Avenue, Suite 700, Dallas, Texas, 75201-7915. Beneficial ownership of these shares has been reported as shared with Allianz Global Investors Management Partners LLC, Nicholas-Applegate Capital Management LLC, and Oppenheimer Capital LLC.

(13)	This owner’s address is 4500 Main Street, 9th Floor, Kansas City, Missouri 64111. Beneficial ownership of these shares has been reported as shared with Richard W. Brown, as Trustee of the James E. Stowers Twentieth Century Companies, Inc. Stock Trust, and American Century Companies, Inc.

(14)	This owner’s address is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202. Beneficial ownership of these shares has been reported as shared with Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Investment Corporation, the general partner of Artisan Holdings (“Artisan Corp.”), Artisan Investments GP LLC, the general partner of Artisan Partners, LP (“Artisan Investments”), ZFIC, Inc., the sole stockholder of Artisan Corp. (“ZFIC”), Andrew A. Ziegler, and Carlene M. Ziegler.

(15)	This owner’s address is 600 Travis Street, Suite 6300, Houston, Texas 77002. Beneficial ownership of these shares has been reported as shared with Vaughan Nelson Investment Management, Inc.

(16)	This owner’s address is 40 East 52nd Street, New York, NY 10022.

(17)	Includes (i) 349,313 Class B shares held of record by BBL Limited Partnership, (ii) 75,327 Class B shares held of record by Western Opportunity, (iii) 260,030 Class B shares held of record by Western Opportunity as custodian for minor child, (iv 204,990 Class B shares held of record by Billpay Limited Partnership, (v) 26,662 Class B shares held of record by WCF Family I, Inc. and (iv) 1,500 Class B shares held as custodian for minor child. Mrs. Kennedy is the sole shareholder and a director of BBL Company, the sole general partner of BBL Limited Partnership.

(18)	Includes (i) 4,498 Class B shares held of record by Zack Limited Partnership (ii) 5,169 Class B shares held of record by Western Opportunity, (iii) 269,972 Class B shares held of record by Billpay Limited Partnership (iv) 26,662 Class B shares held of record by WCF Family I, Inc. (v) 6,460 Class B shares held of record by Western Opportunity as custodian for minor children. Mr. France is the sole shareholder and director of Zack Company, the sole general partner of Zack Limited Partnership.

(19)	Owned jointly with Barbara Staed, his spouse.

(20)	Held of record as joint tenants with Cynthia R. Brown, his spouse.

(21)	Includes 500 Class A shares held by M. Dale Harris, his spouse, and 1,500 Class A shares held by Mr. Harris as trustee of a Profit Sharing Plan and Trust.

(22)	See footnotes (8) through (10) and footnotes (17) through (21).

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DIRECTORS, NOMINEES AND OFFICERS
As of the Record Date our officers, directors and nominees were as follows:

Name	Age	Position With ISC
James C. France	65	Chairman of the Board and Director
Lesa France Kennedy	48	Vice Chairman, Chief Executive Officer and Director
John R. Saunders	53	President
Roger R. VanDerSnick	46	Executive Vice President and Chief Operating Officer
W. Garrett Crotty	46	Senior Vice President, Secretary and General Counsel
Daniel W. Houser	58	Senior Vice President, Chief Financial Officer and Treasurer
Joie S. Chitwood	41	Vice President — Business Operations
W. Grant Lynch, Jr.	56	Vice President — ISC Strategic Projects
Craig R. Neeb	49	Vice President — Multi Channel Marketing and Chief Information Officer
Brian K. Wilson	50	Vice President, Corporate Development
Tracie K. Winters	38	Vice President, Business Development
Daryl Q. Wolfe	42	Vice President, Chief Marketing Officer
Larry Aiello, Jr.	60	Director
J. Hyatt Brown	72	Director
Edsel B. Ford, II	61	Director
Brian Z. France	47	Director
William P. Graves	57	Director
Christy F. Harris	64	Director
Morteza Hosseini-Kargar	54	Director
Raymond K. Mason, Jr.	54	Director
Edward H. Rensi	65	Director
Lloyd E. Reuss	73	Director
Thomas W. Staed	78	Director
Our Board of Directors is divided into three classes, with regular three year staggered terms. Messrs. Ford, Graves, Harris and Hosseini were elected to hold office until the annual meeting of shareholders to be held in 2010. Messrs. James C. France, Brian Z. France, Mason, and Reuss were elected to hold office until the annual meeting of shareholders to be held in 2011. Ms. Kennedy and Messrs. Aiello, Brown, Rensi and Staed were elected to hold office until the annual meeting of shareholders to be held in 2012.
For the election of directors at the Annual Meeting of Shareholders in April 2010, the Board has accepted the recommendation of the Nominating and Corporate Governance Committee and approved the nomination of Messrs. Ford, Graves, Harris and Hosseini as directors to serve for a three-year term and hold office until the annual meeting of shareholders to be held in 2013.
James C. France is the uncle of Lesa France Kennedy and Brian Z. France who are siblings. There are no other family relationships among our executive officers and directors.
Mr. James C. France, a director since 1970, has served as our Chairman since July 2007. Previously, he served as our Chairman and Chief Executive Officer from July 2007 until June 2009 and he served as Vice Chairman and Chief Executive Officer from the April 2003 annual meeting of directors until July 2007. He also served as our President and Chief Operating Officer from 1987 until 2003.
Ms. Lesa France Kennedy, a director since 1984, became Vice Chairman July 2007 and was named our Chief Executive Officer in June 2009. Previously, she served as our President from April 2003 until June 2009. Ms. Kennedy served as our Executive Vice President from January 1996 until April 2003, Secretary from 1987 until January 1996 and served as our Treasurer from 1989 until January 1996.
Mr. John R. Saunders was appointed our President in June 2009. Previously he served as Executive Vice President from April 2004 until June 2009 and from April 2003 until June 2009 served as our Chief Operating Officer. He had served as Senior Vice President-Operations from July 1999 until April 2003, at which time he was appointed Senior Vice President and Chief Operating Officer. He had served as a Vice President since 1997 and was President of Watkins Glen International from 1983 until 1997.
Mr. Roger R. VanDerSnick was appointed Executive Vice President and Chief Operating Officer in June 2009. Previously, he served as Senior Vice President — Marketing and Business Operations since April 2007. He had served as Vice President and Chief Marketing Officer since March 2006. Mr. VanDerSnick had served as Vice

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President of Marketing for NASCAR from August 2005 to February 2006. From January 2003 to July 2005 Mr. VanDerSnick served as NASCAR’s Managing Director — Brand and Consumer Marketing, and from September 2000 to December 2002 he served as Director, Brand Marketing for NASCAR.
Mr. W. Garrett Crotty became a Senior Vice President in April 2004. Mr. Crotty was named a Vice President in July 1999 and since 1996 has served as Secretary and General Counsel. Mr. Crotty has also served as General Counsel of NASCAR since 1996.
Mr. Daniel W. Houser, a Certified Public Accountant, was named a Senior Vice President in June 2009. He became Chief Financial Officer in February 2009 and has been a Vice President since 2004. Mr. Houser had been our Controller and Chief Accounting Officer for more than the past five years.
Joie S. Chitwood has served as our Vice President — Business Operations since August 2009. Prior to that, he served as President and Chief Operating Officer of Indianapolis Motor Speedway from November 2004 through August 2009. Prior to that he served as Senior Vice President, Business Affairs for Indianapolis Motor Speedway from October 2002 to November 2004. Mr. Chitwood also served as Vice President and General Manager of Raceway Associates, LLC, which oversaw construction of Chicagoland Speedway from 1999 to 2002.
Mr. W. Grant Lynch, Jr. has served as our Vice President — ISC Strategic Projects since August 2009. Previously, he served as Senior Vice President — Business Operations from April 2007 to August 2009 and as a Vice President and President of Talladega Superspeedway since November 1993. He also served as President of Kansas Speedway from its inception in 1997 until 2002.
Mr. Craig R. Neeb has served as Vice President — Multi Channel Marketing in June 2009, and has been our Chief Information Officer since November 2000. Mr. Neeb also served as our Managing Director of Marketing Services from 2008 to June 2009.
Mr. Brian K. Wilson has served as Vice President, Corporate Development since February 2006. Prior to joining ISC, Mr. Wilson served as Managing Director of Acquisitions for American Realty Advisors from 2004 to January 2006. Mr. Wilson also served as Senior Vice President, Global Real Estate from 2001 to 2003, and Vice President, Finance and Investment Management from 1999 to 2001, for Vivendi Universal.
Ms. Tracie K. Winters has served as Vice President, Business Development since November 2008. She had previously served in the Business Development department since 1999, most recently as Managing Director.
Mr. Daryl Q. Wolfe has served as Vice President, Chief Marketing Officer since April 2007. He had previously served as Vice President, Sales and Media from 2005 to 2007. Mr. Wolfe had served as Managing Director, Marketing Partnerships from 2003 to 2005, and as Senior Director, Marketing Partnerships from 2001 to 2003.
Mr. Larry Aiello, Jr., a director since 2003, served as the President and Chief Executive Officer of Corning Cable Systems, which is part of Corning, Inc. from 2002 until his retirement in 2008. Mr. Aiello joined Corning, Inc. in 1973. He was named senior vice president and chief of staff-Corning Optical Communications in 2000.
Mr. J. Hyatt Brown, a director since 1987, serves as the Chairman of Brown & Brown, Inc. and has been in the insurance business since 1959. Mr. Brown also serves as a director of FPL Group, Inc. and Verisk Analystics, Inc.
Mr. Edsel B. Ford, II, a director since November 2007, is a director and consultant for Ford Motor Company. Mr. Ford is a retired Vice President of Ford Motor Company and former President and Chief Operating Officer of Ford Motor Credit Company.
Mr. Brian Z. France, a director since 1994, has served as NASCAR’s Chairman and Chief Executive Officer since 2003, Executive Vice President since 2000 and Vice Chairman since 2002. Previously, he served as NASCAR’s Senior Vice President since 1999.
Mr. William P. Graves, a director since September 2003, has served as President and Chief Executive Officer of the American Trucking Association since January 2003. Mr. Graves served as Governor of the State of Kansas from January 1995 until January 2003.
Mr. Christy F. Harris, a director since 1984, has been engaged in the private practice of business and commercial law for more than twenty years and currently is Of Counsel with Kinsey Vincent Pyle, LC.
Mr. Morteza Hosseini-Kargar, a director since 2007, is the Chairman and Chief Executive Officer of Intervest Construction, Inc. and has served in that role for more than the past five years.

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Mr. Raymond K. Mason, Jr., a director since 1981, had served as Chairman and President of American Banks of Florida, Inc., Jacksonville, Florida, from 1978 until its sale in 1998. From 1998 to the present, Mr. Mason has served as President of Center Bank of Jacksonville, N.A. (until August 2001, this entity was known as RCK, Inc.).
Mr. Edward H. Rensi, a director since January 1997, is Chairman & Chief Executive Officer of Team Rensi Motorsports. Mr. Rensi was an executive consultant with McDonald’s Corporation from 1997 to 1998. He served as President and Chief Executive Officer of McDonald’s USA from 1991 until his retirement in 1997. He is also a director of Snap-On Tools Inc. and Great Wolf Resorts, Inc.
Mr. Lloyd E. Reuss, a director since January 1996, served as President of General Motors Corporation from 1990 until his retirement in January 1993. Mr. Reuss also serves as a director of Handleman Corp., and United States Sugar Company.
Mr. Thomas W. Staed, a director since 1987, is Chairman of Staed Family Associates, Ltd., and had served as President of Oceans Eleven Resorts, Inc., a hotel/motel business, from 1968 to 1999.
Messrs. Aiello, Brown, Ford, Graves, Hosseini, Rensi, Reuss, and Staed are considered “independent” by the Board of Directors as that term is presently defined in Rule 4200(a)(15) of the NASD listing standards.
Certain Relationships and Related Transactions
All of the racing events that take place during our fiscal year are sanctioned by various racing organizations such as the American Historic Racing Motorcycle Association, the American Motorcyclist Association, the Automobile Racing Club of America, the American Sportbike Racing Association — Championship Cup Series, the Federation Internationale de L’Automobile, the Federation Internationale Motocycliste, Grand American Road Racing Association, Historic Sportscar Racing, Indy Racing League, NASCAR, National Hot Rod Association, the Porsche Club of America, the Sports Car Club of America, the Sportscar Vintage Racing Association, the United States Auto Club and the World Karting Association. NASCAR, which sanctions some of our principal racing events, is a member of the France Family Group which controls in excess of 70.0 percent of the combined voting power of our outstanding stock, and some members of which serve as our directors and officers. Standard NASCAR sanction agreements require racetrack operators to pay sanction fees and prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by NASCAR to participants in the events. Prize and point fund monies paid by us to NASCAR from continuing operations for disbursement to competitors, which are exclusive of NASCAR sanction fees, totaled approximately $135.9 million for the year ended November 30, 2009. We have outstanding receivables related to NASCAR and its affiliates of approximately $28.4 million at November 30, 2009.
Under current agreements, NASCAR contracts directly with certain network providers for television rights to the entire NASCAR Sprint Cup and Nationwide series schedules and the NASCAR Camping World Truck series schedule. Event promoters share in the television rights fees in accordance with the provision of the sanction agreement for each NASCAR Sprint Cup, Nationwide and Camping World Truck series event. Under the terms of this arrangement, NASCAR retains 10.0 percent of the gross broadcast rights fees allocated to each NASCAR Sprint Cup, Nationwide or Camping World Truck series event as a component of its sanction fees and remits the remaining 90.0 percent to the event promoter. The event promoter pays 25.0 percent of the gross broadcast rights fees allocated to the event as part of the previously discussed prize money paid to NASCAR for disbursement to competitors. Our television broadcast and ancillary rights fees from continuing operations received from NASCAR for the NASCAR Sprint Cup, Nationwide and Camping World Truck series events conducted at its wholly-owned facilities were $262.0 million in fiscal year 2009.
In addition, we share a variety of expenses with NASCAR in the ordinary course of business. NASCAR pays rent, as well as a related maintenance fee (allocated based on square footage), to us for office space in Daytona Beach, Florida. We pay rent to NASCAR for office space in Los Angeles, California. These rents are based upon estimated fair market lease rates for comparable facilities. NASCAR pays us for radio, program and strategic initiative advertising, hospitality and suite rentals, various tickets and credentials, catering services, participation in a NASCAR racing event banquet, and track and other equipment rentals based on similar prices paid by unrelated, third party purchasers of similar items. We pay NASCAR for certain advertising, participation in NASCAR racing series banquets, the use of NASCAR trademarks and intellectual images and production space for Sprint Vision based on similar prices paid by unrelated, third party purchasers of similar items. Our payments to NASCAR for MRN Radio’s broadcast rights to NASCAR Camping World Truck races represent an agreed-upon percentage of

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our advertising revenues attributable to such race broadcasts. NASCAR also reimburses us for 50.0 percent of the compensation paid to certain personnel working in our legal, risk management and transportation departments, as well as 50.0 percent of the compensation expense associated with certain receptionists. We reimburse NASCAR for 50.0 percent of the compensation paid to certain personnel working in NASCAR’s legal department. NASCAR’s reimbursement for use of our mailroom, janitorial services, security services, catering, graphic arts, photo and publishing services, telephone system and our reimbursement of NASCAR for use of corporate aircraft, is based on actual usage or an allocation of total actual usage. The aggregate amount received from NASCAR by us for shared expenses, net of amounts paid by us for shared expenses, totaled approximately $4.5 million during fiscal 2009. Grand American, a wholly owned subsidiary of NASCAR, sanctions various events at certain of our facilities. Standard Grand American sanction agreements require racetrack operators to pay sanction fees and prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by Grand American to participants in the events. Sanction fees paid by us to Grand American totaled approximately $1.8 million for the year ended November 30, 2009.
In addition, we share a variety of expenses with Grand American in the ordinary course of business. Grand American pays rent to us for office space in Daytona Beach, Florida. These rents are based upon estimated fair market lease rates for comparable facilities. Grand American purchases various advertising, catering services, suites and hospitality and track and equipment rentals from us based on similar prices paid by unrelated, third party purchasers of similar items. We pay Grand American for the use of Grand American’s trademarks based on similar prices paid by unrelated, third party purchasers of similar items. Grand American’s reimbursement for use of our mailroom, telephone system, security, graphic arts, photo and publishing services is based on actual usage or an allocation of total actual usage. The aggregate amount received from Grand American by us for shared expenses, net of amounts paid by us for shared expenses, totaled approximately $450,000 during fiscal 2009.
We strive to ensure, and management believes that, the terms of our transactions with NASCAR and Grand American are no less favorable to us than could be obtained in arms-length negotiations.
Certain members of the France Family Group paid us for the utilization of security services, event planning, event tickets, purchase of catering services, maintenance services, and certain equipment. We leased certain parcels of land from WCF and JCF, LLC, which is owned by France Family Group members. The land parcels are used primarily for parking during the events held at Martinsville Speedway. The amounts paid for these items were based on actual costs incurred, similar prices paid by unrelated third party purchasers of similar items or estimated fair market values. The aggregate amount received by us for these items, net of amounts paid, totaled approximately $240,000 during fiscal 2009.
We have collateral assignment split-dollar insurance agreements covering the lives of James C. France, his spouse, and the surviving spouse of William C. France. Upon surrender of the policies or payment of the death benefits thereunder, we are entitled to repayment of an amount equal to the cumulative premiums previously paid by us. We may cause the agreements to be terminated and the policies surrendered at any time after the cash surrender value of the policies equals the cumulative premiums advanced under the agreements. We recorded the insurance expense net of the increase in cash surrender value of the policies associated with these agreements.
Crotty, Bartlett & Kelly, P.A. (“Crotty, Bartlett & Kelly”), a law firm controlled by siblings of W. Garrett Crotty, one of our executive officers, leased office space located in our corporate office complex in Daytona Beach, Florida. We engage Crotty, Bartlett & Kelly for certain legal and consulting services. The aggregate amount paid to Crotty, Bartlett & Kelly by us for legal and consulting services, net of amounts received by us for leased office space, totaled approximately $71,000 during fiscal 2009.
J. Hyatt Brown, one of our directors, serves as Chairman of Brown & Brown, Inc. (“Brown & Brown”). Brown & Brown has received commissions for serving as our insurance broker for several of our insurance policies, including our property and casualty policy, certain employee benefit programs and the aforementioned split-dollar arrangements. The aggregate commissions received by Brown & Brown in connection with these policies were approximately $506,000 during fiscal 2009.
Kinsey, Vincent Pyle, L.C., a law firm which Christy F. Harris, one of our directors, joined in fiscal 2004, provided legal services to us during fiscal 2009. We paid approximately $81,000 for these services in fiscal 2009, which were charged to us on the same basis as those provided other clients.

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We have adopted written policies and procedures for review, approval and ratification of transactions with related persons. These policies are evidenced in the Code of Conduct, as well as policies concerning Conflicts of Interest and Business Ethics and Conduct. The Audit Committee is charged in its Charter with the ultimate responsibility for the review and approval of all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K. All proposed transactions (regardless of the amount involved) with any director or executive officer (or their affiliates) are required to be submitted to the Audit Committee for approval prior to the transaction taking place. As part of our disclosure controls, all related party transactions are reported monthly and reviewed by the Disclosure Committee, which includes the Chief Compliance Officer and the Internal Auditor. The Disclosure Committee is responsible for elevating matters for Audit Committee consideration. While the standard used to evaluate a transaction will vary depending upon the particular circumstances, the goal is to make sure that we are treated fairly and on the same basis as transactions with parties that are not related. There have been no instances during the last fiscal year where such policies and procedures were not followed.
Section 16(a) Beneficial Ownership Reporting Compliance
Based upon a review of Forms 3 and 4 and amendments thereto furnished to us during the fiscal year ended November 30, 2009, Forms 5 and amendments thereto furnished to us with respect to the fiscal year ended November 30, 2009, and written representations furnished to us, there is no person who, at any time during the fiscal year, was a director, officer, or beneficial owner of more than ten percent of any class of our securities that failed to file on a timely basis reports required by section 16(a) of the Exchange Act during the fiscal year ended November 30, 2009.
Director Meetings and Committees
Our Board of Directors met four times during fiscal 2009. Our Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Growth & Development Committee, a Financing Committee and a Stock Repurchase Committee.
The functions of the Audit Committee (which presently consists of Messrs. Aiello, Brown, and Graves) include (i) meeting with auditors to discuss the scope, fees, timing and results of the annual audit, (ii) reviewing our consolidated financial statements, and (iii) performing other duties deemed appropriate by the Board. The Board of Directors has adopted a written charter for the Audit Committee, which is available on our Internet website at www.internationalspeedwaycorporation.com. The Board of Directors has determined all of the members of the Audit Committee are qualified as audit committee financial experts (as defined by the SEC) and “independent” (as independence is presently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Audit Committee met six times during fiscal 2009.
The functions of the Compensation Committee (which presently consists of Messrs. Ford, Rensi, Reuss, and Staed) include (i) reviewing existing compensation levels of executive officers, (ii) making compensation recommendations to management and the Board, and (iii) performing other duties deemed appropriate by the Board. The Compensation Committee met six times during fiscal 2009. The Board of Directors has adopted a written charter for the Compensation Committee, which is available on our Internet website at www.internationalspeedwaycorporation.com.
The functions of the Nominating and Corporate Governance Committee (which presently consists of Messrs. Brown, Graves, Rensi and Staed) include (i) selecting and recommending to the Board director nominees for election at each annual meeting of shareholders, as well as director nominees to fill vacancies arising between annual meetings, (ii) reviewing and recommending to the Board changes to the compensation package for directors, (iii) reviewing and, if appropriate, making changes to the responsibilities of directors and the qualifications for new nominees, (iv) annually assessing the Board’s effectiveness as a whole as well as the effectiveness of the individual directors and the Board’s various committees, (v) reviewing and recommending to the Board changes to the corporate governance standards for the Board and its committees, and (vi) performing other duties deemed appropriate by the Board. The Nominating and Corporate Governance Committee met once during fiscal 2009.
The functions of the Growth and Development Committee (which presently consists of Messrs. Brown, Cooper, Ford, Harris, Hosseini, Rensi and Staed) include (i) reviewing the actual and proposed internal growth and external development projects of the Company, (ii) making recommendations to management and the Board, and (iii)

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performing other duties deemed appropriate by the Board. The Growth and Development Committee met two times in fiscal 2009.
The functions of the Financing Committee (which presently consists of Messrs. Aiello, Graves, Harris, and Mason) include (i) reviewing, as needed, the actual and proposed mechanisms used by the Company to obtain financing for the Company, (ii) making recommendations to management and the Board, and (iii) performing other duties deemed appropriate by the Board. The Financing Committee met eight times in fiscal 2009.
The functions of the Stock Repurchase Committee (which presently consists of Messrs. Aiello, Brown, France, and Harris) include (i) overseeing and monitoring the stock repurchase activities of the Company, (ii) exercising authority delegated to it by the Board to approve changes to the Company’s stock repurchase program within limits established by the Board, (iii) making recommendations to management and the Board, and (iv) performing other duties deemed appropriate by the Board. The Stock Repurchase Committee met five times in fiscal 2009.
During the last full fiscal year, all of the directors attended at least 80% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which they served.
Director Nomination Process
A current copy of the Nominating and Corporate Governance Committee charter is available on our Internet website at www.internationalspeedwaycorporation.com. Each director on the Nominating and Corporate Governance Committee is “independent” (as independence is presently defined by the NASDAQ listing standards).
As part of its process and procedures, the Nominating and Corporate Governance Committee considers director candidates recommended by security holders. All recommendations of director candidates by shareholders will be furnished to the Nominating and Corporate Governance Committee and will be considered in the same manner and according to the same criteria as would all other director candidates.
There have been no material changes to the procedures by which security holders may recommend nominees to our board of directors. Shareholders who wish to nominate directors for election at an annual meeting of shareholders are required to follow the procedures contained in Article VI of our Amended and Restated Articles of Incorporation, which are available on our Internet website at www.internationalspeedwaycorporation.com. Nominations must be in writing, addressed to the Secretary, and must be received in writing not less than 120 days nor more than 180 days prior to the first anniversary of the date of our notice of annual meeting of shareholders provided for the previous year’s annual meeting. The shareholder’s notice to the Secretary must set forth (i) certain information regarding the nominee, such as name, age and principal occupation, and (ii) certain information regarding the shareholder(s) such as the name and record address of the shareholder(s) and the number of shares of our capital stock such shareholder(s) own. No person will be eligible for election as a director unless nominated in accordance with these procedures. There were no shareholder nominations submitted for the 2010 annual meeting of shareholders. For the 2011 annual meeting nominations by shareholders must be received by the Secretary between September 10, 2010 and November 9, 2010.
As stated in its charter, the Nominating and Corporate Governance Committee will annually assess the Board’s effectiveness, including the core competencies and qualifications of members of the Board. If the Nominating and Corporate Governance Committee deems it necessary, it may select and retain an executive search firm to identify qualified candidates to serve as members of the Board.
The Nominating and Corporate Governance Committee believes that members of and nominees to the Board should reflect expertise in one or more of the following areas: accounting and finance, business of motorsports, mergers and acquisitions, leadership, business and management, strategic planning, government relations, investor relations, executive leadership development and executive compensation. All nominees to our board of directors will be considered by the Nominating and Corporate Governance Committee with these criteria in mind.
It is our policy to hold the annual meeting of directors immediately following the annual meeting of shareholders. All Board members are invited to attend the annual meeting of shareholders and are encouraged to attend. In fiscal 2009, thirteen directors attended the annual meeting of shareholders.

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Shareholder Communications to the Board
Shareholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, by mailing correspondence in the following manner:
International Speedway Corporation
c/o Legal Department
One Daytona Blvd.
Daytona Beach, Florida 32114
Attention: Board of Directors
Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. Our Legal Department will initially receive and process communications before forwarding them to the addressee. All communications from shareholders will be forwarded to the addressee(s).
Code of Ethics
Our Audit Committee has adopted a code of ethics that applies to our senior financial officers including our principal executive officer and principal financial officer. A copy of that code of ethics is available on our Internet website at www.internationalspeedwaycorporation.com. We intend to satisfy our disclosure obligations regarding any amendment to, or waiver from, any provision of our code of ethics that applies to any of our senior financial officers by posting that information on our Internet website. At the present time there have been no amendments or waivers.
REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM
Ernst & Young LLP, and its predecessors have served as our auditors since 1966. Representatives of Ernst & Young LLP will be present at the Annual Meeting of Shareholders with the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.
For the year ended November 30, 2009, we paid Ernst & Young LLP, our independent auditors, approximately $770,276 for the annual audit including attestation services required by the Sarbanes-Oxley Act, $5,590 for audit related services and $85,298 for tax and all other services, respectively. There were no fees billed by Ernst & Young LLP for consulting services in connection with financial information systems design and implementation or for internal audit services during the fiscal year ended November 30, 2009.
The information presented below discloses the aggregate fees billed to us for each of the last two fiscal years by Ernst & Young LLP, our independent auditors.
Audit Fees
Fiscal 2008 — $820,780. Fiscal 2009 — $770,276.
This category includes fees for professional services rendered for the integrated audit of our consolidated financial statements, the review of financial statements included in our Form 10-Q, the audit of our internal controls and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.
Audit-Related Fees
Fiscal 2008 — $12,034. Fiscal 2009 — $5,590.
This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included in Audit Fees above. The nature of the services comprising the fees disclosed in this category for both fiscal 2008 and 2009 are primarily accounting advisory services for acquisitions, dispositions and equity investments.

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Tax Fees
Fiscal 2008 — $4,048. Fiscal 2009 — $85,298.
This category includes fees for professional services that are rendered for tax compliance, tax advice, and tax planning. The nature of the services comprising the fees disclosed in this category for fiscal 2008 are consultations concerning certain restructuring initiatives. The nature of the services comprising the fees disclosed in this category for fiscal 2009 are tax return review and other tax advisory services.
All Other Fees
There were no other fees for products and services that are not disclosed in the previous categories.

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Audit Committee Pre-approval Policies and Procedures
The audit committee, or one of its members who has been delegated pre-approval authority, considers and has approval authority over all engagements of the independent auditors. If a decision on an engagement is made by an individual member, the decision is presented at the next meeting of the audit committee. All of the engagements resulting in the fees disclosed above for fiscal 2009 were approved by the audit committee prior to the engagement.
REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited consolidated financial statements and related schedule in the Annual Report with Company management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
The Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements and related schedule with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61 (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by Independence Standards Board Standard No.1, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.
The Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting. The Committee discussed with management and the independent registered public accounting firm that there were no material weaknesses or significant deficiencies, individually or in the aggregate, identified during the course of the assessment and the audit.
The Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, including internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Committee held six meetings during fiscal year 2009.
In reliance on the reviews and discussions referred to above, the Committee approved the inclusion of the audited consolidated financial statements and related schedule and management’s assessment of the effectiveness of the Company’s internal control over financial reporting in the Annual Report on Form 10-K for the year ended November 30, 2009 for filing with the Securities and Exchange Commission. In April 2009, the Committee approved the selection of the Company’s independent registered public accounting firm which performed the fiscal 2009 annual audit of the Company’s financial statements and the effectiveness of the Company’s internal control over financial reporting.
The Committee is governed by a charter. The Committee is comprised solely of independent directors as defined by the NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934.
Larry Aiello, Jr., Chairman
J. Hyatt Brown
William P. Graves

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EXECUTIVE COMPENSATION
Compensation discussion and analysis.
Overview
The goal of the compensation programs for our named executive officers is the same as our goal for operating the company — to create and enhance value for our shareholders. Toward this goal, we have designed and implemented our compensation programs for our named executives to:
•	reward them for financial and operating performance;

•	align their interests with those of our shareholders; and

•	encourage them to remain with the company.
Most of our compensation elements simultaneously fulfill one or more of our performance, alignment and retention objectives. These elements consist of:
•	salary and annual discretionary bonus;

•	non-equity (cash) incentive compensation based upon annually determined performance criteria;

•	equity incentive compensation based upon annually determined performance criteria combined with a time based vesting schedule; and

•	other benefits.
In deciding on the type and amount of compensation for each executive, we focus almost exclusively on current pay. We combine the compensation elements for each executive in a manner we believe optimizes the value for our shareholders.
Compensation Objectives
          Performance.
The amount of compensation for each named executive officer (those persons who are identified in the Summary Compensation Table) is based upon the Company’s attainment of specific performance criteria and the individual’s perceived contribution to those results. Elements of compensation for each of the named executive officer’s that depend upon performance are:
•	a plan-based cash bonus that is based upon the Company’s performance against normalized target quantitative measures which we believe to be indicators of the Company’s overall performance;

•	a discretionary cash bonus that is based upon a subjective assessment of the named executive officer’s individual performance against pre-determined target qualitative measures within the context of the Company’s overall performance; and

•	a plan-based restricted stock award that is based upon the Company’s performance against the same normalized target quantitative measures used to establish the plan-based cash bonus which is subject to vesting schedules that require continued service to the Company.
Each of these elements reward annual achievements and are commensurate with the named executive officer’s scope of responsibilities.
          Alignment.
We attempt to align the interests of the named executive officers with those of our shareholders by evaluating executive performance on the basis of normalized target quantitative financial measurements which we believe closely correlate to increasing shareholder value.
The element of compensation that aligns the interests of the named executive officers with shareholders is the plan-based restricted stock award which links a portion of compensation to shareholder value because the initial value is linked to meeting normalized Company performance goals and the total value corresponds to dividends and cumulative changes in stock price during the vesting period.

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          Retention.
Because of our position in the motorsports industry some of our named executive officers are often presented with other professional opportunities, some of which are at higher compensation levels. We attempt to retain our named executive officers through the vesting terms on the plan-based restricted stock awards.
Compensation Implementation
          Determination of Compensation.
As part of our total overall compensation plan our named executive officers are placed in structured pay grades based upon job responsibility and description. Each grade has an established range for annual base salary as well as targeted percentages of the annual base salary for annual incentive compensation. The salary ranges and targeted incentive compensation percentages for each pay grade have been evaluated regularly and adjusted when appropriate by the Compensation Committee based upon changes in market conditions and the Company’s performance factors.
We rely upon judgment in initially making compensation decisions, after reviewing the performance of the Company and evaluating an executive’s prospects and performance during the year against established goals, operational performance, business responsibilities, and current compensation arrangements. Specific factors affecting compensation decisions for the named executive officers include:
•	key financial measurements such as revenue, organic revenue, operating profit, earnings per share, operating margins, return on total equity or total capital, cash flow from operating activities and total shareholder return;

•	strategic objectives such as acquisitions, dispositions or joint ventures;

•	promoting excellence by improving products or services, being a leading market player and attracting and retaining customers and business partners; and

•	achieving specific operational goals for the company.
We generally adhere to our historic practices and formulas in determining the amount and mix of compensation elements. Because of our reliance on the formulaic achievement of annual Company financial goals in determining the amount of plan-based compensation, short term changes in business performance can have a significant impact on the compensation of the named executive officers. We consider competitive market compensation paid by other companies of similar size and market capitalization, but we do not attempt to maintain a certain target percentile within a peer group or otherwise rely on those data to determine executive compensation.
We do not have any specific apportionment goal with respect to the mix between equity incentive awards and cash payments. We generally attempt to assess an executive’s total pay opportunities and whether we have provided the appropriate incentives to accomplish our compensation objectives. Our mix of compensation elements is designed to reward recent results and performance through a combination of cash and equity incentive awards. We also seek to balance compensation elements that are based on financial, operational and strategic metrics. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executives to deliver superior performance and retain them.
None of our named executive officers have employment, severance or change-of-control agreements. Our named executive officers serve at the will of the Board, which enables the Company to terminate their employment with discretion as to the terms of any severance arrangement. This is consistent with the Company’s performance-based employment and compensation philosophy. Of course, the fact that our Chairman of the Board and our Vice Chairman and Chief Executive Officer are members of the France Family Group, which has the ability to elect the entire Board, does impact such discretion in their case. In addition, the time vesting of our plan-based restricted stock awards help retain our executives by subjecting to forfeiture any unvested shares if they leave the company prior to retirement. There are change-of-control provisions associated with each award of such plan-based restricted stock awards.

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          Roles of Compensation Committee and Named Executives
Executive Officer Compensation is overseen by the Compensation Committee of the Board of Directors, which is composed entirely of independent directors, pursuant to its Charter. A copy of the Charter may be viewed on the Company’s website at www.internationalspeedwaycorporation.com.
Prior to the beginning of each fiscal year the Compensation Committee establishes a total pool of dollars to be used for increases in annual salary compensation for all Company employees, including all of the named executive officers. In setting this total pool of dollars the members of the Compensation Committee consider a variety of factors, including, but not limited to, historic and projected earnings per share, anticipated revenue growth, established salary ranges and market conditions. The committee members then use their collective business judgment to establish the total pool of dollars for increases in annual salary compensation.
Under the direction of the CEO the proposed salaries, individual performance goals and targeted bonuses for each of the other named executive officers are presented to the Compensation Committee which reviews and approves them. The Committee considers (1) Company and individual performance as measured against management goals approved by the Board of Directors, (2) personal performance in support of International Speedway Corporation’s goals as measured by annual evaluation criteria, and (3) intangible factors and criteria such as payments by competitors for similar positions and market movement although no particular weighting of the factors or formula is used.
Each of the named executive officers is assigned a target bonus opportunity based on corporate and personal goals for the year. The actual bonus for each named executive officer will range from 0% to more than 150% of the target depending upon results of corporate and personal performance during the year. The current corporate financial measurements are earnings per share based on budget, revenue based on budget, operating margin based on budget and the ratio of debt to capitalization. Both the targets and the actual performance are determined on a normalized basis and may vary from year to year as established by the Compensation Committee. Fifty percent of the target bonus opportunity for the named officers will be based upon the Compensation Committee’s discretionary judgment of the individual’s overall performance during the fiscal plan year.
Mr. James C France stepped down from his role as Chief Executive Officer effective June 1, 2009. He remains Chairman of the Board of Directors in a non-executive capacity. Also effective June 1, 2009, Ms. Kennedy became Chief Executive Officer, Mr. Saunders became President, and Mr. VanDerSnick became Executive Vice President and Chief Operating Officer.
The Compensation Committee reviews and approves the recommended corporate performance goals and objectives which are used in establishing plan-based incentive compensation for all of the named executive officers.
          Compensation Consultants
Neither the Company nor the Compensation Committee has any contractual arrangement with any compensation consultant who has a role in determining or recommending the amount or form of senior executive or director compensation. The Company’s named executive officers have not participated in the selection of any particular compensation consultant. The Company obtains market intelligence on compensation trends from a variety of sources through our human resources personnel, with the oversight of the committee. Each year the Company participates in compensation surveys conducted by well-known compensation consultants as a means of understanding external market practices. Except for the foregoing, the Company has not used the services of any other compensation consultant in matters affecting senior executive or director compensation. In the future, either the Company or the Compensation Committee may engage or seek the advice of compensation consultants.
          Equity Grant Practices
The only form of equity compensation currently provided to our named executive officers is awards of shares of restricted stock under our 2006 Long Term Incentive Plan. For each fiscal year the named executive officers are provided an opportunity to be awarded shares of restricted stock based upon the same normalized corporate financial performance measures established for plan-based cash incentive payments. The targeted number of shares is fixed by the Compensation Committee and represents a specified percentage of the named executive officer’s annual base salary based upon the average price of the Company’s publicly traded shares during the fiscal year prior to the establishment of the share target. This targeted share award amount is communicated to the named executive

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officers during the second quarter of the Company’s fiscal year. Upon completion of the fiscal year and the financial audit, the Company’s normalized performance against the financial performance measures is evaluated, a percentage of the targeted award to be actually awarded is determined, reviewed and approved by the Compensation Committee and the restricted shares are issued in the name of the named executive officers on April 1 following the completion of the fiscal year. The restricted shares then vest over time, with 50% vesting three years after issuance and the remaining 50% vesting five years after issuance. Prior to vesting the recipient may vote the shares and receive dividends on the restricted shares as granted. If employment ends prior to the expiration of the vesting period for reasons acceptable to the Compensation Committee (death, disability, retirement, etc.) all or a portion of the unvested restricted shares may be allowed to vest. Termination of employment for any other reason will result in forfeiture of all unvested shares. The timing of calculations of opportunities, amounts, awards and vesting dates are made solely for administrative efficiency and without regard to earnings or other major announcements by the Company.
          Share Ownership Guidelines
The Company has no equity security ownership guidelines or requirements for the named executive officers.
          Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s CEO or any of the company’s four other most highly compensated executive officers who are employed as of the end of the year. None of the individuals covered by Section 162(m) received taxable compensation in excess of the $1 million limit. The amounts shown in the Summary Compensation Table contain components which are not considered taxable income to the individuals under current Internal Revenue Code provisions. The Company does not presently structure any component of executive compensation to meet the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders).
          Potential Impact on Compensation from Executive Misconduct
If the Board should determine that an executive officer has engaged in fraudulent or intentional misconduct, the Board could take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoers as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limitation, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a restatement of the company’s financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.
Elements Used to Achieve Compensation Objectives
          Annual Cash Compensation
Base Salary
Base salaries for our named executive officers depend on the scope of their responsibilities, their performance, and the period over which they have performed those responsibilities. Decisions regarding salary increases take into account the executive’s current salary and the amounts paid to the executive’s peers within and outside the motorsports industry. Base salaries are reviewed annually.
Bonus
Cash bonuses for all of our named executive officers are determined based upon a grading of the personal performance factors to attain a percentage of the target bonus opportunity and are paid annually in January.
Plan-Based Compensation
Plan-based cash incentive compensation for our named executive officers is based upon the grading of corporate financial performance factors to determine the percentage of the target opportunity to be awarded and are also paid annually in January. The Compensation Committee has the discretion to either award compensation absent attainment of the relevant performance goal or to reduce or increase the size of any award of payout.

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          Other Plan-Based Compensation
Restricted Stock
The only other plan-based compensation for our named executive officers is the award of shares of restricted stock which vests over time. The amount of these awards is based upon the grading of corporate financial performance factors to determine the percentage of the target opportunity to be awarded and the restricted shares are awarded annually in April. The Compensation Committee has the discretion to either award compensation absent attainment of the relevant performance goal or to reduce or increase the size of any award of payout.
          Other Elements
Other Compensation
We provide our named executive officers with other benefits, reflected in the All Other Compensation column in the Summary Compensation Table, that we believe are reasonable, competitive and consistent with the Company’s overall compensation program. We have no deferred compensation or pension plans. The costs of these benefits constitute only a small percentage of each named executive officer’s total compensation, and include premiums paid on life insurance policies and company contributions to a 401(k) plan. The named executive officers also participate in the standard health insurance benefits offered to all employees. We also provide the use of a car provided by the Company and comprehensive physical examinations every other year. The named executive officers are encouraged to attend events at the motorsports entertainment facilities operated by the Company as part of their job function and permitted to bring a guest with them to these events at no charge to the executive.
Compensation for the Named Executive Officers in 2009
          Company Performance
The specific compensation decisions made for each of the named executive officers for 2009 reflect the performance of the Company against specific financial and operational measurements. A significant portion of each of the named executive officer’s plan-based incentive compensation is based upon the Company’s performance against the normalized corporate financial performance measures. Based upon the Company’s performance in fiscal 2009 the portion of each named executive officer’s plan-based incentive compensation was set at 37.5% of the targeted amount. A more detailed analysis of our financial and operational performance is contained in the Management’s Discussion & Analysis section of our 2009 Annual Report on Form 10-K filed with the SEC.
          CEO Compensation
In determining Ms. Kennedy’s base salary compensation for 2009, the Compensation Committee considered the performance of the Company in fiscal 2008, the general trends of Company performance over the prior several years, outcomes related to growth and development activities and strategic initiatives, market conditions, as well as the responsibilities of the position and her strategic value to the Company. In determining the bonus and incentive portions of her compensation for 2009 the Compensation Committee determined that the discretionary portion of her bonus should be set at 60% of the targeted amount.
          Others
In determining the base salary compensation of Mr. France, Mr. Saunders, Mr. Houser, and Mr. VanDerSnick for 2009 the Compensation Committee considered the same criteria as for the CEO. The Compensation Committee also considered the recommendations based upon evaluation of individual functional area responsibilities and goals as submitted by the CEO.
In determining the bonus and incentive portions of Mr. Saunders, Mr. Houser and Mr. VanDerSnick’s compensation for 2009 the Compensation Committee determined that the discretionary portion of their bonus should be considered with the same criteria as the CEO and accordingly it was set at 60% of the targeted amount.
We believe that the compensation for these individuals is consistent with the Company’s compensation objectives.

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Summary Compensation Table

					Non-Equity
					Incentive
					Plan	All Other
				Stock	Compen-	Compen-
Name and Principal		Salary	Bonus	Awards	sation	sation	Total
Position	Year	($)	($)	($)	($)	($)	($)

Lesa France Kennedy	2009	$540,000	$58,703	$161,460	$93,525	$20,546	$874,234
Vice Chairman and CEO	2008	$491,885	$31,689	$195,220	$31,439	$18,221	$768,454
	2007	$473,900	$56,717	$206,210	$56,467	$20,865	$814,159

Daniel W. Houser	2009	$245,000	$15,754	$53,569	$33,875	$30,638	$378,836
SVP, CFO, Treasurer	2008	$234,677	$33,811	$62,121	$6,974	$24,976	$362,559
(since 2/1/08)

James C. France	2009	$400,000	$300	$269,079	$0	$59,401	$728,780
Chairman	2008	$590,801	$41,596	$324,300	$41,296	$42,222	$1,040,215
	2007	$584,000	$69,886	$337,814	$69,586	$27,099	$1,088,385

John R. Saunders	2009	$425,850	$40,450	$98,297	$64,240	$35,609	$664,446
President	2008	$403,133	$72,606	$117,846	$16,855	$29,010	$639,450
	2007	$390,000	$56,460	$124,012	$30,417	$32,055	$632,944

Roger VanDerSnick	2009	$392,792	$29,612	$36,437	$62,994	$37,369	$559,204
Exec VP/COO	2008	$376,928	$63,198	$27,442	$14,708	$25,069	$507,345
	2007	$347,115	$50,406	$12,914	$21,778	$24,789	$457,002

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Grants of Plan-Based Awards

									Grant
									Date Fair
			Estimated Future Payouts Under Non-Equity			Estimated Future Payouts Under			Value of
		Author-	Incentive Plan Awards			Equity Incentive Plan Awards			Stock and
	Grant	ization	Threshold			Threshold	Target	Maximum	Option
Name	Date	Date	($)	Target ($)	Maximum ($)	(#)	(#)	(#)	Awards

James C. France	11/30/09	11/17/09	$—	$—	$—
	4/1/09	3/11/09				0	3,866	5,799	$94,907
Lesa France Kennedy	11/30/09	11/17/09	$—	$180,540.00	$270,810.00
	4/1/09	3/11/09				0	8,110	12,165	$57,006
John R. Saunders	11/30/09	11/17/09	$—	$140,580.00	$210,870.00
	4/1/09	3/11/09				0	5,620	8,430	$37,679
Roger VanDerSnick	11/30/09	11/17/09	$—	$104,956.00	$157,434.00
	4/1/09	3/11/09				0	4,025	6,037	$28,270
Daniel W. Houser	11/30/09	11/17/09	$—	$60,900.00	$91,350.00
	4/1/09	3/11/09				0	3,294	4,941	$25,119
Outstanding equity awards at fiscal year-end

	Stock Awards
		Market Value of
	Number of Shares of	Shares of Stock That
	Stock That Have Not	Have Not Vested
Name	Vested (#)	(1)($)

James C. France	22,876	$616,993.00
Lesa France Kennedy	13,740	$370,554.00
John R. Saunders	8,469	$228,409.00
Roger VanDerSnick	3,781	$101,974.00
Daniel W. Houser	4,737	$127,757.00

Note 1 — Amounts listed in this column are calculated using the closing price of our common stock on November 30, 2009, $26.97.

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Option exercises and stock vested

	Stock Awards
	Number of
	Shares Acquired	Value Realized on
Name	on Vesting (#)	Vesting (1) ($)

James C. France	6,850	$155,770.00
Lesa France Kennedy	4,073	$92,582.00
John R. Saunders	2,435	$55,317.00
Roger VanDerSnick	—	$—
Daniel W. Houser	1,316	$29,852.00

Note 1 — Amounts listed in this column are calculated using the closing price of our common stock on the date of stock vesting, April 4, 2009 and May 1, 2009, which were $22.06 and $23.68, respectively.
Potential payments upon termination or change-in-control
The only potential payments for any of the named executive officers are related to the unvested shares of restricted stock as shown in the Outstanding Equity Awards at Fiscal Year End above. Upon the occurrence of a change of control as defined in the individual participant plans for all participants in the restricted stock incentive program all of the unvested shares would immediately vest for each participant. There are no other arrangements to be disclosed pursuant to this item.

	Number of Shares of	Payment upon a
	Stock That Have Not	Change-in-
Name	Vested (#)	Control[2]($)

James C. France[1]	22,876	$616,993.00
Lesa France Kennedy [1]	13,740	$370,554.00
John R. Saunders[1]	8,469	$228,409.00
Roger VanDerSnick[1]	3,781	$101,974.00
Daniel W. Houser[1]	4,737	$127,757.00

Note 1 —	Change-in-Control is defined in the individual participant plans for all participants in the restricted stock incentive program. Change-in-Control is defined in our 2006 Long Term Incentive Plan and is applicable to all grants of restricted stock under such plan.

Note 2 —	Amounts listed in this column are calculated using the closing price of our common stock on November 30, 2009, $26.97.
Compensation of directors
We pay our non-employee directors:
•	a $20,000 annual fee which each non-employee director may elect to receive either in cash or options to acquire Class A common stock;

•	an annual grant of options to acquire Class A common stock in an amount determined by using the Black-Scholes calculation to determine the number of options worth $30,000 at the time the options are issued;

•	a cash fee of $750 for each meeting of the board of directors attended;

•	a cash fee of $500 for each meeting of each committee (other than the Audit Committee) of the board of directors attended;

•	members of the Audit Committee are paid a cash fee of $750 for each meeting of the Audit Committee attended; and

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•	the chairman of the Audit Committee is paid an additional $5,000 annual fee which he may elect to receive in either cash or options to acquire Class A common stock.
At the time of the annual meeting of shareholders (presently held in April of each year) the non-employee directors make an election concerning the mix of cash and options with respect to their annual fees. Following the submission of the election, the entire cash portion of the annual fees for the annual meeting to annual meeting period are issued to the directors. For administrative convenience, all options to acquire Class A common stock are issued on July 1 following the annual meeting with an exercise price equal to the closing price on the day of issuance. Options are issued pursuant to the 2006 Long-Term Stock Incentive Plan, and valued using the Black-Scholes method. The options become exercisable after 1 year and expire at the end of 10 years from issuance. All meeting fees are paid at the time of the meeting.
In addition, we also reimburse directors for all expenses incurred in the performance of their duties.
The amounts shown in the “Fees Earned or Paid in Cash” column of the Director Compensation Table represent the sum of all annual fee and meeting fee cash payments made to the indicated directors during the fiscal year ended November 30, 2009. It does not include any expense reimbursement.
The amounts shown in the “Option Awards” column of the Director Compensation Table represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year ended November 30, 2009 in accordance with FAS 123R, and includes recognition for a portion of the options awarded on July 1, 2008 and for a portion of the options awarded on July 1, 2009.
No director received perquisites and personal benefits with a total value of $10,000 or more during the fiscal year ended November 30, 2009.
Director Compensation Table

	Fees Earned or	Option Awards
Name	Paid in Cash ($)	($) (1)	Total ($)

Larry Aiello, Jr.	$34,000.00	$25,860.00	$59,860.00
J. Hyatt Brown	$35,000.00	$21,589.00	$56,589.00
Edsel B. Ford, II	$4,500.00	$35,984.00	$40,484.00
Brian Z. France	$3,000.00	$35,984.00	$38,984.00
William P. Graves	$36,000.00	$21,589.00	$57,589.00
Christy F. Harris	$31,000.00	$25,432.00	$56,432.00
Morteza Hosseini-Kargar	$4,500.00	$35,984.00	$40,484.00
Raymond K. Mason, Jr.	$29,500.00	$21,589.00	$51,089.00
Edward H. Rensi	$30,000.00	$29,284.00	$59,284.00
Lloyd E. Reuss	$27,000.00	$21,589.00	$48,589.00
Thomas W. Staed	$30,000.00	$21,589.00	$51,589.00

Note 1 —	For each director with awards shown in this column the grant date fair value of the option awards computed in accordance with FAS 123R (which does not necessarily correspond to the Black Scholes valuation used to calculate the size of the award initially) and the aggregate number of option awards outstanding at fiscal year end is shown below:

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			Aggregate Option Awards
	Grant Date Fair Value of Options Awarded on		Outstanding at 11/30/2009
Name	7/1/2008 ($)	7/1/2009 ($)	(#)

Larry Aiello, Jr.	$22,447.00	$30,976.00	10,904
J. Hyatt Brown	$19,236.00	$25,115.00	12,010
Edsel B. Ford, II	$32,065.00	$41,858.00	7,172
Brian Z. France	$32,065.00	$41,858.00	11,269
William P. Graves	$19,236.00	$25,115.00	9,373
Christy F. Harris	$25,644.00	$25,115.00	15,989
Morteza Hosseini-Kargar	$32,065.00	$41,858.00	9,585
Raymond K. Mason, Jr.	$19,236.00	$25,115.00	12,777
Edward H. Rensi	$32,065.00	$25,115.00	14,529
Lloyd E. Reuss	$19,236.00	$25,115.00	14,546
Thomas W. Staed	$19,236.00	$25,115.00	14,249
Compensation Committee Interlocks and Insider Participation
The Compensation Committee members whose names appear on the Compensation Committee Report below were committee members during all of fiscal year 2009. No member of the Compensation Committee is or has been a former or current executive officer of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity that has or has had one or more executive officers who served as a director or member of the Compensation Committee during the fiscal year ended November 30, 2009.
Compensation Committee Report
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and recommended to the board of directors that the Compensation Discussion and Analysis be included in this information statement and our annual report on Form 10-K.
Edward H. Rensi
Lloyd E. Reuss
Thomas W. Staed

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Performance Graph

*	Assumes $100 investment in the common stock of International Speedway Corporation, Nasdaq Stocks SIC 7900-7999 (US Companies) and Nasdaq Stock Market Indices on November 30, 2004 (US Companies) with dividend reinvestment.
The rules of the SEC require us to provide a line graph covering at least the last five fiscal years and comparing the yearly percentage change in our total shareholder return on a class of our common stock with the cumulative total return of a broad equity index, assuming reinvestment of dividends, and the cumulative total return, assuming reinvestment of dividends, of a published industry or line-of-business index; peer issuers selected in good faith; or issuers with similar market capitalization. The graph above compares the cumulative total five year return of our class A common stock with that of the NASDAQ Stock Market Index (U.S. Companies) and with the 40 NASDAQ issues (U.S. companies) listed in SIC codes 7900-7999, which encompasses service businesses in the amusement, sports and recreation industry, which includes indoor operations that are not subject to the impact of weather on operations, and pari-mutual and other wagering operations. We conduct large outdoor sporting and entertainment events that are subject to the impact of weather, and we are not involved in pari-mutual or other wagering. The stock price shown has been estimated from the high and low prices for each quarter for which the close is not available. Because of the unique nature of our business and the fact that public information is available concerning only a limited number of companies involved in the same line of business, and no public information is available concerning other companies in our line of business, we do not believe that the information presented above is meaningful.

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VOTING PROCEDURE
With respect to the election of directors, the person receiving a plurality of the votes cast by shares entitled to vote for the position being filled shall be elected. We know of no other items to come before the meeting other than those stated above. On any other item that should come before the meeting, the matter shall be decided by a majority of the votes cast by shares entitled to vote at the meeting.
In advance of the meeting we may appoint one or more inspectors of election or judges of the vote, as the case may be, to act at the meeting or any adjournment thereof. In case any person who may be appointed as an inspector or judge fails to appear or act, the vacancy may be filled at the meeting by the person presiding. In case of dispute the inspectors or judges, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots and consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate votes, ballots and consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. On request of the person presiding at the meeting, the inspector or inspectors or judge or judges, if any, shall make a report in writing of any challenge, question or matter determined by him or them, and execute a certificate of any fact found by him or them.
Dissenters’ Right of Appraisal
We do not anticipate that any matter will be acted upon at the meeting that would give rise to rights of appraisal or similar rights of dissenters.
AVAILABLE INFORMATION
We file annual, quarterly and special reports, information statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, NE, Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can also obtain information about us at the offices of the Financial Industry Regulatory Authority, 1735 K St., N.W., Washington, D.C. 20006.
By Order of the Board of Directors

W. Garrett Crotty
Senior Vice President, Secretary and
General Counsel
March 1, 2010

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Driven to be the world leader in motorsports entertainment by providing superior, innovative and thrilling guest experiences.

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